PROMISSORY NOTE

January __, 2009		$ 5,200,000.00
Maturity Date: May 8, 2009

BORROWER:	LENDER:
Avantair, Inc.	Century Bank, F.S.B.
4311 General Howard Drive	1680 Fruitville Road
Clearwater, FL 33762	Sarasota, FL 34236

Payment. For value received, Borrower promises to pay to the order of Century Bank (the “Bank”), in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Five Million Two Hundred Thousand Dollars ($5,200,000.00) on the terms provided in this promissory note (including all renewals, extensions or modifications hereof, this “Note”) on or before the 120th day from the date of this Note.

Security. Borrower has granted Bank a security interest in the Collateral described in the Aircraft Mortgage, Collateral Assignment and Security Agreement dated of even date herewith (the “Security Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning provided thereto in the Security Agreement).

Borrowing Fees. Borrower will pay the following fees for the loan:  (1) $75,000.00 on the date of this Note and (2) $75,000.00 on the 9th day of each month thereafter until repayment of the principal in full.  There will be no reduction in or reimbursement for the fee for repayment of the principal in full prior to the next payment date. Borrower will also pay a fee of $52,000.00 at the time of repayment in full of the principal amount of this Note, constituting a fee of 1% of the principal. If repayment is made in full within 90 days after the date hereof, this fee will be reduced to $26,000, constituting a fee of 0.5% of the principal.

Fee Computation. Fees shall be computed on the basis of the actual number of days within the period in which the principal balance has been outstanding and on the basis of a year consisting of 365 days.

Repayment Terms. The principal amount shall be repaid 120 days from the date of this Note, and all outstanding and unpaid fees thereon will be paid at that time.  Upon the each sale of each 1/16 fractional interest in the Collateral, Borrower will repay $325,000.00 of the principal amount of this Note.  The repayment will be increased proportionately upon the sale of an interest larger than 1/16.

Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under this Note, and Borrower will remain obligated to pay any PROMISSORY NOTE further amount owed to Bank. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of the disputed amount must be mailed or delivered to: Century Bank, FSB; 1680 Fruitville Road; Sarasota, FL 34236.

Application of Payments.  Monies received by Bank from any source for application toward payment of the obligations under this note (the “Obligations”) shall be applied to fees that are due and payable and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.  If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

Late Charge. Should Borrower fail to pay any payment under this note or any other sum required to be paid Bank within ten (10) days after the due date thereof, Borrower shall pay a late payment charge equal to five percent (5.0%) of the delinquent payment. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

Attorneys’ Fees and Other Collection Costs. If Bank must sue Borrower, or defend any action, suit, claim, or arbitration filed by Borrower, Borrower shall pay all of Bank’s reasonable attorneys’ fees and costs if Bank is a prevailing party. Attorneys’ fees and costs shall include, but not be limited to, arbitration and litigation fees and expenses, paralegal fees, the fees and costs associated with enforcing a judgment or filing or defending appeals, and expenses incurred to enforce or collect any of the Obligations, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

Usury. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful rate of interest, the effective interest rate shall be deemed reduced to, and shall be, such maximum lawful interest rate, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be complete settlement and acquittance thereof.

Default. Each of the following shall constitute an event of default (“Event of Default”) under  this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the Loan Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Bank and Borrower. Any affiliate of Borrower, including, without limitation, Borrower’s affiliate Aircraft Support, LLC, fails to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Bank and such affiliate.  For purposes of this Note, an affiliate shall be any entity that is controlling, controlled by or under common control with Borrower.

Default In Favor of Third Parties. Borrower or any grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially adversely affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Bank by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading in any material respect at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy of insolvency laws by or against Borrower (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof).

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes the garnishment of any of Borrower’s accounts, including deposit accounts, with Bank. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Bank written notice of the creditor or forfeiture proceeding and deposits with Bank monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Bank, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of death of a guarantor, Bank, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Bank, and, in doing so, cure any Event of Default.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the outstanding voting stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition or Bank believes that the payment of principal or performance of this Note is impaired or Bank in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Bank demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiates steps which Bank deems in Bank’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practicable.

Bank’s Rights upon Default. If a Default occurs under this Note or any Loan Document and is continuing, Bank may at any time thereafter, take the following actions: (i) foreclose its security interest or lien against Borrower’s accounts with Bank without notice; (ii) accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable; or (iii) exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

Dishonored Item Fee. Borrower will pay a fee to Bank of $32.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

Right of Setoff. To the extent permitted by applicable law, Bank reserves a right of setoff in all of Borrower’s accounts with Bank (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or KEOGH accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Bank’s option, to administratively freeze all such accounts to allow Bank to protect Bank’s charge and setoff rights provided in this paragraph.

Waivers. Borrower and any other person who signs, guarantees, or endorses this Note, to the extent permitted by law, waive presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, Borrower agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any Collateral securing this Note, or with respect to any other person liable under this Note or other Loan Documents, all without notice to or consent of Borrower or any person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.

Security Agreement. The Collateral is held by the Bank as security for this Note. The provisions of this Note are subject to the Security Agreement. Reference is hereby made to the Security Agreement and the Commitment Letter for a complete statement of the rights of the holder of, and the nature and extent of the security for, this Note.

Notice and Cure. Prior to any suit, arbitration, or other claim by Borrower against Bank, Borrower shall give Bank notice and opportunity to cure. Written notice shall be delivered by Certified Mail to Bank’s registered agent. Borrower’s notice shall describe with specificity all items, defects, issues, problems, breaches, errors, omissions, or other matters – regardless of severity – so that Bank may correct the same within 45 days. Failure to comply with this provision is a material breach of this Note.

Claims against Bank.  Borrower must submit to arbitration any claims against Bank, including, but not limited to, claims arising out of this Note and statutory claims, provided, however that Borrower may submit equitable claims, to a court within Sarasota County, Florida. The arbitration shall be filed with the American Arbitration Association in Sarasota, Florida. Bank and Borrower will share equally all filing fees and arbitration expenses, except that each will pay the fees of its own attorneys. Borrower must follow this provision and may not file counterclaims to a suit brought by Bank to enforce this Note. Nor shall any dispute concerning Bank’s performance be raised as a defense to the enforcement of this Note. PLEASE NOTE: IF A DISPUTE CONCERNING BANK’S PERFORMANCE ARISES, BOTH PARTIES ARE OBLIGATED TO ENGAGE IN BINDING ARBITRATION. IN DOING SO, BOTH PARTIES WAIVE THEIR RIGHT TO TRIAL BY JURY. No arbitrator shall award Borrower consequential, punitive, incidental, treble, or any other damages based upon a multiplier. The arbitrator shall issue a reasoned award, one citing controlling authority and reciting material findings of fact. No arbitrator shall award damages in favor of Borrower if Borrower fails to follow the notice and cure provision of this Note.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the internal laws of the State of Florida, including all matters of construction, validity and performance, without reference to the conflicts of laws principles thereof. Venue shall be in Sarasota, County, Florida. Bank and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Bank or Borrower against the other. A copy, scan, or fax of this Note shall be as effective as an original.

General Provisions. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THIS NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

[Signature page follows.]

    IN WITNESS WHEREOF, Borrower has caused this Note to be executed on the day and year first above written.

DEBTOR:

    AVANTAIR, INC.

    By: ______________________________

    Name: Richard A. Pytak, Jr. Title:  Chief Financial Officer
State of Florida                  )
ss:
County of Pinellas            )

I, ___________________________________, a Notary Public in and for said state and county, do hereby certify that Richard A. Pytak, Jr., the Chief Financial Officer of Avantair, Inc. appeared before me this ____ day of January, 2009, and acknowledged that he executed the foregoing Promissory Note in the principal amount of Five Million Two Hundred Thousand Dollars ($5,200,000.00) on behalf of Avantair, Inc.

Witness my hand and official seal this ___________ day of January, 2009.

__________________________________________
Notary Public

My commission expires:

[NOTARY SEAL]